Exhibit 10b

                             CONSULTANT'S AGREEMENT



THIS AGREEMENT, made and entered into by Moore Products Co. (hereinafter referred to as "Moore"), and Edward T. Hurd (hereinafter referred to as "Consultant").

It is agreed to by both parties that the following terms and conditions apply:

1. The Consultant will provide strategic consulting expertise and services to Moore primarily in the areas of technology and marketing. Consultant will also perform other related functions as mutually agreed.

2. This Agreement will be effective from the date Consultant signs this Agreement. Thereafter, this Agreement may be terminated at any time for any reason or no reason by either party upon not less than thirty (30) days' prior written notice.

3. During the term of this Agreement and for a period of six (6) months thereafter, Consultant agrees not to accept employment with, nor otherwise perform consulting work for, any client with which Moore is then in competition without prior written approval by Moore.

4. Consultant agrees that he will not be entitled under this Agreement to participate in any benefit plans or programs sponsored by Moore and available to Moore's employees. In rendering services hereunder, it is understood that Consultant is an independent contractor and that the relationship of employer and employee shall not exist between Moore and Consultant hereunder.

5. Consultant agrees to keep confidential any technical, marketing, customer or other confidential or proprietary information or data, other than that which is in the public domain, which is, or has been, made available to him by Moore, or which results from Consultant's work for Moore, and Consultant agrees that he will not use such information or data except as required in performing this Agreement and that he will not disclose such information or data to others without prior approval in writing by Moore.

6. During the term of this Agreement and for a period of six (6) months thereafter, Consultant will not employ or otherwise engage an employee of Moore without the prior written consent of Moore.

7. Moore agrees to pay Consultant, as compensation in full for Consultant's services, a consultant fee not to exceed a maximum of One Thousand Five Hundred Dollars ($1,500.00) per day for such consulting services as are requested by Moore and shall reimburse Consultant for any reasonable travel and lodging expenses required by Moore. Payment is to be made within thirty
   (30) days of receipt of invoice. Invoice shall separately list fee, travel and lodging expenses, such expenses to be receipted and itemized in a manner acceptable to Moore.


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8. In addition to the fee for Consultant's services, Moore agrees to provide a
   Stock Option for 20,000 shares of Moore Products Co. common stock under the terms of the 1994 Incentive Stock and Non-Qualified Stock Option Plan (hereinafter referred to as "Stock Option Plan"), subject, however, to the following conditions:

   a. That Moore is able to modify the Stock Option Plan to include consultants, which will require amendment by the Board of Directors and may also require and be conditioned upon approval by the Shareholders.

   b. The exercise price of such options would be equal to the fair market value of the stock on the date of grant.

   c. Vesting of the Stock Options would be in 5,000 share increments, based upon the achievement of certain consolidated operating results by Moore over a four (4) year time period beginning in 1997.

   d. Should this Agreement be terminated for any reason prior to the exercise of the above Stock Options, Consultant's unvested Stock Options shall terminate, and vested Stock Options will be maintained and continue for a period of three (3) months following termination of this agreement or until expiration of the option in accordance with its terms, whichever first occurs.

   e. That the Compensation Committee of the Board of Directors approves this grant.

   f. At the request of Moore, Consultant agrees to execute a more definitive agreement setting forth the terms of the proposed Stock Options.

9. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflicts of laws principles.

      The parties hereto have executed this Agreement in duplicate originals this 13th day of June, 1996.


AGREED to for Moore Products Co.            AGREED to for Edward T. Hurd


BY: /s/ W. B. Moore                         BY: /s/ Edward T. Hurd
    ---------------------------                 ---------------------------

NAME:    W. B. Moore                        NAME:    Edward T. Hurd
     --------------------------                  ----------------------------
         President